RECOMMENDATION TO REJECT THE UNSOLICITED OFFER TO SELL YOUR SHARES TO MACKENZIE REALTY CAPITAL

An unrelated third-party, MacKenzie Realty Capital, is offering to buy your shares for $7.39, or 33% below the current estimated value per share of $11.05

WE RECOMMEND YOU IGNORE THIS OFFER

If you are considering selling your shares to MacKenzie Realty Capital, please read all of the information below

April 1, 2019
Dear Stockholder:
You have received correspondence from MacKenzie Realty Capital, Inc., a wholly unrelated third-party, (the “Bidder” or “MacKenzie”) relating to a mini-tender offer to purchase your shares of Phillips Edison & Company, Inc. (“PECO”). According to MacKenzie’s website, it is a business development company with a “core strategy” to purchase securities “at significant discounts to estimated net asset value” and “invest at prices we estimate to be significantly below current market value of the underlying asset.” This is MacKenzie’s fourth mini-tender offer for PECO stock since 2017, and we expect that you will receive other mini-tender offers from MacKenzie or similar entities in the future. MacKenzie’s offer of $7.39 per share is significantly below the $11.05 estimated value per share (“EVPS”) of PECO’s common stock (see below for more detailed information on PECO’s EVPS).
Stockholders who tender their shares will give up the opportunity to participate in any potential future benefits from their ownership of PECO stock, and we believe that the Bidder’s offer price is substantially below the value of your shares. The Board unanimously recommends that you reject this unsolicited offer and not tender your shares of stock.

To decline the Bidder’s tender offer, simply ignore it.
You do not need to respond to anything.

In arriving at our recommendation that you reject the Bidder’s tender offer, we considered the following:

•	MacKenzie’s offer price is 33% below PECO’s most recent EVPS.

•
Stockholders who tender their shares will give up the opportunity to participate in any potential future benefits from their ownership of PECO shares, including distributions, potential price appreciation, and potential liquidity such as through a possible listing of PECO shares in the future.

•	On May 9, 2018, our Board approved the estimated value per share[1] of PECO’s common stock of $11.05.

•
As we have discussed on numerous occasions, management and the Company’s board of directors continue to evaluate potential liquidity options. We believe that MacKenzie’s offer is meant to take advantage of the current illiquidity of our shares by offering to buy your shares at a price significantly below their fair value in order to make a significant profit for MacKenzie. According to MacKenzie’s website, its “core strategy” is to purchase securities “at significant discounts to estimated net asset value” and “invest at prices we estimate to be significantly below current market value of the underlying asset.”

•
PECO currently makes regular monthly distributions to its stockholders. If you sell your shares, you will no longer receive monthly distributions or otherwise have any rights with respect to the shares that you sell, including any potential appreciation in the value of the stock.

•	None of PECO’s directors, executive officers, subsidiaries or other affiliates who hold shares intend to tender shares of stock to MacKenzie.

Please be aware that MacKenzie is in no way affiliated with Phillips Edison & Company, Inc.
MacKenzie does not have any stockholder information, nor are they able to access our stockholder information, unless you choose to provide them with your information. Please be assured that your personal information continues to remain confidential.
We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. The SEC’s Investor Tips about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
If you have any questions related to your investment, please contact DST Systems, the transfer agent, at 1-888-518-8073, or call PECO’s Investor Relations team at 1-833-347-5717.
We thank you for your support and your investment in Phillips Edison & Company.
Sincerely,
Jeffrey S. Edison, Chairman of the Board

Forward-Looking Statements
This letter contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “believes,” “estimated,” “expects,” “will,” “potential,” “possible,” “intends,” “planned,” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond PECO’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, PECO’s ability to pay future distributions, risks associated with PECO’s ability to consummate the merger discussed above and the timing and closing of the merger and uncertainties detailed from time to time in PECO’s filings with the SEC. PECO makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this release, and does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1)
For important information regarding the methodologies, assumptions and limitations of the EVPS please see PECO’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2019, which is available on the SEC’s website at www.sec.gov.